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EXHIBIT 21.1

LIST OF SUBSIDIARIES OF VARI-LITE INTERNATIONAL, INC.

NAME	JURISDICTION OF INCORPORATION	OWNER
VLPS Lighting Services, Inc.	Delaware	Vari-Lite International, Inc.
Vari-Lite Europe Holdings, Ltd.	United Kingdom	Vari-Lite International, Inc.
Vari-Lite Europe, Ltd.	United Kingdom	Vari-Lite Europe Holdings, Ltd.
Theatre Projects Lighting Services, Ltd.	United Kingdom	Vari-Lite Europe Holdings, Ltd.
B. S. Ltd.	United Kingdom	Vari-Lite Europe Holdings, Ltd.
Irideon, Ltd.	United Kingdom	Vari-Lite Europe Holdings, Ltd.
Vari-Lite Production Services Europe, NV	Belgium	Vari-Lite International, Inc.
Vari-Lite Asia, Inc.	Japan	Vari-Lite International, Inc.
Vari-Lite Production Services Hong Kong Limited	Hong Kong	Vari-Lite International, Inc.
Vari-Lite Hong Kong, Ltd.	Hong Kong	Vari-Lite International, Inc.

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES OF VARI-LITE INTERNATIONAL, INC.